                                                                    EXHIBIT 2A



                           AMENDMENT AGREEMENT NO. 2

     AMENDMENT AGREEMENT No. 2, dated as of August 21, 1997 (this "Amendment Agreement No. 2"), among BRITISH TELECOMMUNICATIONS plc, a public limited company incorporated under the laws of England and Wales ("BT"), MCI COMMUNICATIONS CORPORATION, a Delaware corporation ("MCI"), and TADWORTH CORPORATION, a Delaware corporation and a wholly owned subsidiary of BT ("Merger Sub").

                             W I T N E S S E T H :
                             ---------------------

     WHEREAS, BT, MCI and Merger Sub are parties to an Agreement and Plan of Merger, dated as of November 3, 1996, as amended by the Amendment Agreement, dated as of February 14, 1997, among BT, MCI and Merger Sub (as so amended, the "Merger Agreement"; terms defined in the Merger Agreement and not otherwise defined herein being used herein as therein defined);

     WHEREAS, the Boards of Directors of BT, MCI and Merger Sub have determined that it is appropriate to amend the Merger Agreement as set forth in this Amendment Agreement No. 2;

     WHEREAS, Section 7.3 of the Merger Agreement provides that the Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of MCI or BT, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval; and

     WHEREAS, BT, MCI and Merger Sub have determined that it is appropriate to seek the approval (i) of the Merger Agreement, as amended by this Amendment Agreement No. 2, by the stockholders of MCI and (ii) of the Merger and the Share Authorization (as hereinafter defined) on the terms of the Merger Agreement, as so amended, by the shareholders of BT;

     NOW THEREFORE, in consideration of the premises and for other valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:




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                                       2

                                   ARTICLE I
                       AMENDMENTS TO THE MERGER AGREEMENT

     SECTION 1.01. Amendment to Preamble. The Preamble to the Merger Agreement is hereby amended by deleting the phrase "(this 'Agreement')" in its entirety and inserting in lieu thereof the phrase "(as amended by the Amendment Agreement and Amendment Agreement No. 2, this 'Agreement')".

     SECTION 1.02. Amendment to Section 1.2. Section 1.2 of the Merger Agreement is hereby amended by deleting the first sentence thereof in its entirety and inserting in lieu thereof the following:

            "The closing of the Merger (the 'Closing') will take place on the first Business Day after the later of (i) the approval and adoption of this Agreement by the stockholders of MCI and (ii) satisfaction or waiver (subject to applicable law) of the other conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the 'Closing Date'), unless another time or date is agreed to in writing by the parties hereto."

     SECTION 1.03.  Amendments to Section 1.8.

     (a) Section 1.8(b) of the Merger Agreement is hereby amended by deleting the phrase "0.54 BT ADSs" in its entirety and inserting in lieu thereof the phrase "0.375 BT ADSs".

     (b) Section 1.8(b) of the Merger Agreement is hereby further amended by deleting the phrase "$6.00 in cash" in its entirety and inserting in lieu thereof the phrase "$7.75 in cash".

     (c) Section 1.8(c) of the Merger Agreement is hereby amended by deleting the second and third sentences thereof in their entirety and inserting in lieu thereof the following:

            "Holders of BT ADSs to be issued in the Merger shall not be entitled to receive any interim or final dividends (the '1998 Dividends') payable by BT on the BT Ordinary Shares in respect of its financial year ending March 31, 1998 (normally paid in February and September of each year, respectively), which, in the aggregate, shall not exceed 20 pence per BT Ordinary Share. BT shall, in respect of the 1998 Dividends, notify the LSE to mark the BT Ordinary Shares 'ex-dividend' in the Stock Exchange Daily Official List and cause the record date to occur on a date prior to the Effective Time."

     SECTION 1.04.  Amendments to Section 3.1.

     (a) The first sentence of Section 3.1 of the Merger Agreement is hereby amended by deleting the phrase "by MCI to BT at or prior to the execution of this Agreement" in its entirety and inserting in lieu thereof the phrase "on behalf of MCI to counsel for BT prior to the execution of Amendment Agreement No. 2".

     (b) Section 3.1(b) of the Merger Agreement is hereby amended by deleting clause (i) thereof in its entirety and inserting in lieu thereof the following:

            "(i) As of August 19, 1997, the authorized capital
                 stock of MCI consisted of (A) 2,000,000,000 shares of MCI Common Stock, of which 558,420,209 shares were outstanding,
                 (B) 500,000,000 shares of MCI Class A Common Stock, of which 135,998,932 shares were outstanding and (C) 50,000,000 shares of designated preferred stock, of which 10,000,000 shares of Series E Junior Participating Preferred Stock have been designated and reserved for issuance upon exercise of the rights (the 'Rights') distributed to the holders of MCI Common Stock pursuant to the Rights Agreement dated as of September 30, 1994 between MCI and Mellon Bank, N.A., as rights agent (the 'Rights Agreement'). Since August 19, 1997 to the date of Amendment Agreement No. 2, there have been no issuances of shares of the capital stock of MCI or any other securities of MCI other than issuances of shares pursuant to options or rights outstanding as of August 19, 1997 under the MCI Benefit Plans. All issued and outstanding shares of the capital stock of MCI are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock (other than MCI Class A Common Stock) is entitled to preemptive rights. There were outstanding as of August 19, 1997 no options, warrants or other rights to acquire capital stock from MCI other than (w) options representing in the aggregate the right to purchase 80,543,486 shares of MCI Common Stock under the 1989 MCI Stock Option Plan, the MCI 1988 Directors' Stock Option Plan and the MCI 1979 Stock Option Plan (collectively, the 'MCI Stock Option Plans'), (x) rights to purchase an aggregate of 13,325,073 shares of MCI Common Stock under the ESPP, (y) incentive stock units ("ISUs") representing the right to receive 5,570,012 shares of MCI Common Stock (of which 3,105,000 such shares are contingent upon consummation of the Merger) under the 1989 MCI Stock Option Plan and (z) rights to purchase an aggregate of 2,047,087 shares of MCI Common Stock under the MCI 401K Plan. No options or warrants or other rights to acquire capital stock from MCI have been issued or granted since August 19, 1997 to the date of Amendment Agreement No. 2."




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                                       4



     (c) Section 3.1(c)(i) of the Merger Agreement is hereby amended by deleting the phrase ", voting separately as a class," in its entirety and inserting in lieu thereof the phrase ", voting together as a single class,".

     (d) Section 3.1(e)(ii) of the Merger Agreement is hereby amended by deleting the text thereof in its entirety and inserting in lieu thereof the following:

            "(A) The information supplied or to be supplied by MCI for inclusion in the Super Class 1 Shareholder Circular and listing particulars and any related supplementary listing particulars under
            Part IV of the Financial Services Act 1986 of the United Kingdom, as amended (the 'FSA') (together, the 'BT Disclosure Document') will, on the date any part of the BT Disclosure Document is published by BT and at the time of the BT Shareholder Meeting, include all such information within the knowledge of each of the directors of MCI (or which it would be reasonable for them to obtain by making enquiries) as investors and their professional advisers reasonably require and expect to find, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of BT and of the rights attaching to the securities to which the BT Disclosure Document relates.

            (B) To the extent it is agreed by MCI and BT or is otherwise required that any financial forecasts for MCI are to be included in such listing particulars or supplementary listing particulars, MCI shall take such steps as may be necessary to provide such forecasts as are required by the listing rules of the LSE or otherwise to comply with such listing rules, including, without limitation, providing reports on such forecasts in accordance with such listing rules. To the extent that any financial forecasts for Concert are to be included in such listing particulars or supplementary listing particulars, MCI shall cooperate fully with BT to enable BT to provide such forecasts in compliance with the listing rules of the LSE, including, without limitation, providing reports on such forecasts in accordance with such listing rules.

                 (C) Responsibility for the completeness and accuracy of the information and forecasts provided by MCI pursuant to paragraphs
            (A) and (B) above contained in the BT Disclosure Document shall be the responsibility of and shall be accepted by those directors and proposed directors of BT who are currently directors or employees of MCI (other than BT representatives who are directors of MCI)."

     (e) Section 3.1(j)(i) of the Merger Agreement is hereby amended by (i) deleting the phrase "; (B) since December 31, 1995 to the date of this Agreement," in its entirety and inserting in lieu thereof the phrase "and (B) since December 31, 1995 to the date of Amendment Agreement No. 2," and (ii) deleting in its entirety the portion of such section beginning from the phrase "; and (C)" through the end of such section.




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                                       5


     (f) Section 3.1(1) of the Merger Agreement is hereby amended by deleting the phrase "the affirmative vote of the holders of a majority of the outstanding shares of MCI Class A Common Stock each voting as a separate class (the 'Required MCI Votes'), are the only votes" in its entirety and inserting in lieu thereof the phrase "MCI Class A Common Stock, voting together as a single class (the 'Required MCI Votes'), is the only vote".

     (g) Section 3.1(q) of the Merger Agreement is hereby amended by deleting the phrase "the date of this Agreement" in its entirety and inserting in lieu thereof the phrase "the date of Amendment Agreement No. 2".

     SECTION 1.05.  Amendments to Section 3.2.

     (a) The first sentence of Section 3.2 of the Merger Agreement is hereby amended by deleting the phrase "by BT to MCI at or prior to the execution of this Agreement" in its entirety and inserting in lieu thereof the phrase "on behalf of BT to counsel for MCI prior to the execution of Amendment Agreement No. 2".

     (b) Section 3.2(b) of the Merger Agreement is hereby amended by deleting clause (i) thereof in its entirety and the inserting in lieu thereof the following:

            "(i) As of June 30, 1997, the authorized share capital
                 of BT consisted of (A) 10,500,000,000 BT Ordinary Shares, of which 6,397,492,440 shares had been issued and (B) one Special Rights Redeemable Preference Share of Pounds Sterling 1 (the 'Special Share'), which had been issued and was held by Her Majesty's Government of the United Kingdom ('U.K. Government'). Since June 30, 1997 to the date of Amendment Agreement No. 2, there have been no issuances of shares of BT or any other equity securities of BT other than issuances of shares pursuant to options or rights outstanding as of such date to subscribe or purchase BT Ordinary Shares. All issued shares of BT are duly authorized, validly issued and fully paid, and no class of share is entitled to preemptive rights, save as provided by Section 89 Companies Act 1985 of the United Kingdom (the 'Companies Act'). There were outstanding as of June 30, 1997 no options, warrants or other rights to acquire share capital from BT other than options representing, in the aggregate, the right to subscribe or purchase 278,871,883 BT Ordinary Shares. No options or warrants or other rights to acquire share capital from BT have been issued or granted since June 30, 1997 to the date of Amendment Agreement No. 2."

     (c) Section 3.2(c)(i) of the Merger Agreement is hereby amended by deleting the phrase "of the Merger by the Required BT Vote" in its entirety and inserting in lieu thereof the phrase "by the shareholders of BT as described in
Section 3.2(k)".

     (d) Section 3.2(e)(ii) of the Merger Agreement is hereby amended by (i) inserting, immediately after the phrase "Section 146", the phrase "and Section 147" and (ii) adding, as the last two sentences thereof, the following:

            "To the extent that any financial forecasts for BT are to be included in any part of such BT Disclosure Document, BT shall take such steps as may be necessary to provide such forecasts as are required by the listing rules of the LSE or otherwise to comply with such listing rules, including, without limitation, providing reports on such forecasts in accordance with such listing rules.
            To the extent that any financial forecasts for Concert are to be included in any part of such BT Disclosure Document, BT shall cooperate fully with MCI to enable MCI to provide such forecasts in compliance with the listing rules of the LSE, including, without limitation, providing reports on such forecasts in accordance with such listing rules. Responsibility for the completeness and accuracy of the information and forecasts provided by BT pursuant to this Section 3.2(e)(ii) contained in the BT Disclosure Document shall be the responsibility of and shall be accepted by the directors of BT (other than MCI representatives who are directors of BT)."

     (e) Section 3.2(j)(i) of the Merger Agreement is hereby amended by (i) deleting the phrase "; (B) since March 31, 1996 to the date of this Agreement," in its entirety and inserting in lieu thereof the phrase "and (B) since March 31, 1996 to the date of Amendment Agreement No. 2," and (ii) deleting in its entirety the portion of such section beginning from the phrase "; and (C)" through the end of such section.

     (f) Section 3.2(k) of the Merger Agreement is hereby amended by deleting the text thereof in its entirety and inserting in lieu thereof the following:

            "The affirmative vote of not less than a majority of such members of BT as (being entitled to do so) vote at the BT Shareholder Meeting is the only vote or approval of the holders of any class of BT shares necessary to approve the Merger on the terms of this Agreement, including to increase the authorized share capital of BT by the creation of sufficient new BT Ordinary Shares to give effect to the terms of the Merger and to authorize the directors of BT generally and unconditionally to allot such new BT Ordinary Shares (the 'Share Authorization'). The affirmative vote of three-fourths of such members of BT as (being entitled to do so) vote at the BT Shareholder Meeting is the only vote or approval of the holders of any class of BT shares necessary to approve (i) the amendment of the Articles of Association of BT as described in Section 5.2, (ii) the purchase by BT of BT Ordinary Shares as described in Section 5.16 and (iii) the change of BT's name to Concert plc as described in
            Section 5.17(a)."

     (g) Section 3.2 of the Merger Agreement is hereby further amended by adding the following new paragraph (q) at the end thereof:




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                                       7



                  "(q) Special Share. BT has delivered to MCI a true and correct copy of a letter, dated 15 July 1997, from The Rt Hon Margaret Beckett MP advising BT that the U.K. Government is willing to redeem the Special Share."

     SECTION 1.06.  Amendments to Section 4.2(b).

     (a) Section 4.2(b)(i) of the Merger Agreement is hereby amended by deleting the phrase "and (C) BT" in its entirety and inserting in lieu thereof the phrase ", (C) BT".

     (b) Section 4.2(b)(i) of the Merger Agreement is hereby further amended by inserting, immediately following the phrase "35 pence per BT Ordinary Share
(net)", the phrase "and (D) BT may declare the 1998 Dividends, which, in the aggregate, shall not exceed 20 pence per BT Ordinary Share, provided that, notwithstanding the exception in Section 4.2(b)(i)(D), BT shall, in respect of the 1998 Dividends, notify the LSE to mark the BT Ordinary Shares 'ex-dividend' in the Stock Exchange Daily Official List and cause the record date to occur on a date prior to the Effective Time".

     SECTION 1.07.  Amendments to Section 5.1.

     (a) Section 5.1(a) of the Merger Agreement is hereby amended by deleting in their entirety the first three sentences thereof and inserting in lieu thereof the following:

            "As soon as practicable following the date of Amendment Agreement No. 2, MCI and BT shall prepare the Proxy Statement/Prospectus. MCI shall, in cooperation with BT, file the Proxy Statement/Prospectus with the SEC as its preliminary Proxy Statement and BT shall, in cooperation with MCI, prepare and file with the SEC an amendment to the Form F-4, in which the Proxy Statement/Prospectus will be included as BT's prospectus. BT, Merger Sub and MCI shall together prepare and file an appropriate amendment to the Transaction Statement on Schedule 13E-3 (the 'Schedule 13E-3') previously filed in connection with the transactions contemplated by this Agreement at the time of the filing of the preliminary Proxy Statement."

     (b) Section 5.1(a) of the Merger Agreement is hereby further amended by inserting, immediately preceding the period at the end of the penultimate sentence thereof, the phrase "following the date of Amendment Agreement No. 2".

     (c) Section 5.1(b) of the Merger Agreement is hereby amended by (i) inserting, immediately after the phrase "to the stockholders of MCI", the phrase "prior to the MCI Stockholders Meeting" and (ii) deleting the phrase "following the date of this Agreement" in clause (i) thereof in its entirety and inserting in lieu thereof the phrase "following the date of Amendment Agreement No. 2".




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                                       8


     (d) Section 5.1(b) of the Merger Agreement is hereby further amended by adding, as the last sentence thereof, the following:

            "BT agrees to vote all shares of MCI Common Stock and MCI Class A Common Stock which it owns of record or beneficially in favor of the approval and adoption of this Agreement at the MCI Stockholders Meeting."

     (e) Section 5.1(c) of the Merger Agreement is hereby amended by (i) deleting the phrase "Unless otherwise required pursuant to the applicable fiduciary duties of the Board of Directors of BT to the shareholders of BT (as determined in good faith by the Board of Directors of BT based upon the advice of counsel), (i)" in its entirety, (ii) deleting the phrase "following the date of this Agreement" in clause (i) thereof in its entirety and inserting in lieu thereof the phrase "following the date of Amendment Agreement No. 2", (iii) deleting the phrase "Required BT Vote with respect to the Merger" in clause (i) thereof in its entirety and inserting in lieu thereof the phrase "approval by the shareholders of BT of the Merger on the terms of this Agreement" and (iv) deleting the number "(ii)".

     (f) Section 5.1(c) of the Merger Agreement is hereby further amended by adding, as the last sentence thereof, the following:

            "BT and MCI agree, subject to the fiduciary duties of their respective boards of directors, to cooperate with each other and to otherwise use all reasonable good faith efforts to secure the support and affirmative vote of BT's shareholders in favor of approval of the Merger and the Share Authorization contemplated by this Agreement at the BT Shareholder Meeting."

     (g) Section 5.1(d) of the Merger Agreement is hereby amended by deleting the phrase "after the date of this Agreement" in clause (i) thereof in its entirety and inserting in lieu thereof the phrase "after the date of Amendment Agreement No. 2".

     SECTION 1.08. Amendment to Section 5.2(b). Section 5.2(b) of the Merger Agreement is hereby amended by deleting the phrase "and to amend" in its entirety and inserting in lieu thereof the phrase "and BT shall take all reasonable steps to amend".

     SECTION 1.09.  Amendments to Section 5.8.

     (a) The second sentence of Section 5.8(b) of the Merger Agreement is hereby amended by deleting the phrase "(y) the aggregate exercise price for the shares of MCI Common Stock subject to such MCI Stock Option divided by (z) the number of BT ADSs deemed to be subject to such MCI Stock Option" in its entirety and inserting in lieu thereof the phrase "the per-share exercise price specified in such MCI Stock Option divided by the Conversion Ratio, rounded, if necessary, down to the nearest whole cent".

     (b) The third sentence of Section 5.8(b) of the Merger Agreement is hereby amended by deleting the number "0.54" in its entirety and inserting in lieu thereof the number "0.375".

     (c) Section 5.8(c) of the Merger Agreement is hereby amended by (i) inserting the phrase "(other than any such option which has been converted from an MCI Stock Option held by an individual who is a resident of Canada for tax purposes)" after the phrase "pursuant to the terms of Section 5.8(b)" and (ii) deleting in its entirety the portion of such section from the beginning of the first proviso contained therein through the end of such section and inserting in lieu thereof the following:

            "provided, however, that any such dividend equivalents shall be credited to a bookkeeping account in the name of the option holder and shall be paid to such option holder (with interest at the prime rate as published by Chase Manhattan Bank, N.A.) upon the earliest of (i) the exercise of the related option (or if elected by such option holder, in accordance with the further deferral of such dividend equivalents under the terms of MCI's deferred compensation program); (ii) the expiration of the period of exercisability of the related option following the termination of the option holder's employment (to the extent of the exercisability of the option at such time); or (iii) the expiration of the option; provided further, however, that any such dividend equivalents that are credited to such a bookkeeping account in respect of any option which have not been paid to an option holder in accordance with clause (i), (ii) or (iii) of the immediately preceding proviso shall be forfeited upon the forfeiture of such option in accordance with its terms."

     (d) Section 5.8(d) of the Merger Agreement is hereby amended by deleting the phrase "0.54 restricted BT ADSs" in its entirety and inserting in lieu thereof the phrase "0.375 restricted BT ADSs".

     (e) Section 5.8(e) of the Merger Agreement is hereby amended by deleting the phrase "0.54 BT ADSs" in its entirety and inserting in lieu thereof the phrase "0.375 BT ADSs".

     SECTION 1.10. Amendment to Section 5.11. Section 5.11 of the Merger Agreement is hereby amended by (i) inserting the letter "(a)" immediately prior to the first sentence thereof and (ii) adding the following at the end thereof:

             "(b) In the event that (i) BT or MCI shall terminate this Agreement pursuant to Section 7.1(d) due to the failure of BT's shareholders to approve the Merger or the Share Authorization on the terms of this Agreement or (ii) BT fails to effect the Merger notwithstanding that all the conditions to the obligation of BT to effect the Merger set forth in Sections
                  6.1 and 6.2 shall have been satisfied or shall have been capable of being satisfied at



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                                      10



                  the scheduled Closing Date (each of the events described in clauses (i) and (ii), an 'Indemnification Event'), BT hereby agrees, subject to the terms and conditions of this Agreement, to indemnify and hold harmless MCI and the directors, officers and employees of MCI (each, an 'Indemnified Party') from and against any loss, claim, damage, liability or action (each, a 'Loss') actually incurred by them by reason of claims asserted by third parties insofar as such Loss arises out of or results from the execution, delivery and performance of Amendment Agreement No. 2 and the transactions contemplated thereby or the failure to consummate such transactions as a result of such Indemnification Event.

              (c) An Indemnified Party shall give BT written notice of any claim, assertion, event or proceeding which such Indemnified Party has determined could give rise to any Loss as to which such Indemnified Party may request indemnification hereunder, within 10 days of such determination, stating the nature and amount of the Loss, if known; provided, however, that the failure to notify BT within such period shall not relieve BT from its obligations under Section 5.11(b) unless BT shall have been materially prejudiced thereby. BT shall have the right to control and assume the defense of any such claim or proceeding, at its own expense and through counsel of its own choosing. If BT elects to assume the defense of any such claim or proceeding, such Indemnified Party may participate in such defense, but in such case the expenses of such Indemnified Party shall be paid by such Indemnified Party. As an express condition to BT's obligations under Section 5.11(b), MCI and each such Indemnified Party shall, and MCI shall cause its respective directors, officers, employees, agents and affiliates to, cooperate with BT in such defense, and shall provide BT with access to and make available to BT all witnesses, records, material and information relating to any such claim, assertion, event or proceeding in the possession or under the control of MCI or such Indemnified Party, or any such director, officer, employee, agent or affiliate, as BT or its counsel may reasonably request. BT shall reimburse such Indemnified Party for all the reasonable out-of-pocket expenses of such Indemnified Party in connection therewith. If BT elects to direct the defense of any such claim or proceeding, such Indemnified Party shall not settle, pay or permit to be settled or paid any part of any claim or demand arising therefrom, unless BT consents in writing to such settlement or payment or unless BT, subject to the penultimate sentence of this Section 5.11(c), withdraws from the defense of such claim or proceeding. If BT shall fail to undertake any such defense, such Indemnified Party shall have the right to undertake the defense or settlement thereof, at BT's expense. If such Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 5.11(c) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then such Indemnified Party shall give BT prompt written notice thereof and BT shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding. BT further agrees that it shall not, without the consent of such Indemnified Party, settle any pending or threatened claim or proceeding subject to indemnification by BT under this Section
                  5.11 unless such settlement includes a provision unconditionally releasing such Indemnified Party from any Loss subject to indemnification by BT under this Section 5.11.

              (d) BT and MCI hereby agree that, subject to the terms and conditions of this Agreement, BT will promptly indemnify each Indemnified Party for any Loss or cause the payment under any policy of insurance, including, without limitation, the policies of directors and officers' liability insurance and fiduciary liability insurance maintained by MCI which may apply to any Loss, to be promptly made to each Indemnified Party for any Loss. BT and MCI agree that BT shall be subrogated to the rights of MCI against any insurer, including, without limitation, any insurer issuing the policies of directors and officers' liability insurance and fiduciary liability insurance maintained by MCI which may apply to any Loss, with respect to any payments made by BT to any Indemnified Party for any Loss. MCI agrees to continue to maintain in full force and effect all such policies of insurance which it currently maintains. MCI and each Indemnified Party shall take all actions as may be reasonably requested by BT to seek coverage under any policy of insurance.

     SECTION 1.11. Amendment to Article V. Article V of the Merger Agreement is hereby amended by adding the following as a new Section 5.19 at the end thereof:

            "5.19. No Burdensome Conditions. Each of the parties hereto hereby agrees that (i) no MCI Burdensome Condition or Combined Company Burdensome Condition has been imposed by any Governmental Entity in connection with any Required Regulatory Approval that has been obtained, declared or filed or that has occurred prior to the date of Amendment Agreement No. 2 and (ii) no BT Burdensome Condition or Combined Company Burdensome Condition has been imposed by any Governmental Entity in connection with any Regulatory Approval Required that has been obtained, declared or filed or that has occurred prior to the date of Amendment Agreement No. 2."

     SECTION 1.12.  Amendments to Section 6.1.

     (a) Section 6.1(a) of the Merger Agreement is hereby amended by deleting in clause (ii) thereof the phrase "this Agreement and all transactions contemplated hereby

(including the Merger and the share repurchase authorization referred to in Section 5.16)" in its entirety and inserting in lieu thereof the phrase "the Merger and the Share Authorization on the terms of this Agreement".

     (b) Section 6.1(c) of the Merger Agreement is hereby amended by deleting the text thereof in its entirety and inserting in lieu thereof the following:

            "Consent Decree. The proposed Modified Final Judgment substantially as filed by the United States Department of Justice on July 7, 1997 in United States v. MCI Communications Corp. and BT Forty-Eight Co., Civ. No. 94-1317 (TFH) (D.D.C.), shall have been approved and entered by the court without the imposition of any MCI Burdensome Condition, BT Burdensome Condition or Combined Company Burdensome Condition."

     (c) Section 6.1(d) of the Merger Agreement is hereby amended by inserting, immediately after the phrase "the Closing Date", the phrase "and which does not impose or seek to impose any MCI Burdensome Condition, BT Burdensome Condition or Combined Company Burdensome Condition".

     (d) Section 6.1 of the Merger Agreement is hereby further amended by deleting in their entirety paragraphs (h) and (i) thereof.

     (e) Section 6.1 of the Merger Agreement is hereby further amended by redesignating paragraph (j) thereof as paragraph (h) thereof.

     SECTION 1.13.  Amendments to Section 6.2.

     (a) Section 6.2(a) of the Merger Agreement is hereby amended by deleting the text thereof in its entirety and inserting in lieu thereof the following:

            "Each of the representations and warranties of MCI set forth in this Agreement that is qualified as to materiality shall have been true and correct on the date of Amendment Agreement No. 2 and shall, to the best knowledge of MCI after due inquiry, be true and correct on and as of the Closing Date as if made on and as of the Closing Date (other than (i) representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date, (ii) representations and warranties set forth in
            Section 3.1(j)(i), which shall not be untrue or incorrect as of the date of Amendment Agreement No. 2 as a result of any knowing and intentional or willful omission from, or misstatement in, the MCI Disclosure Schedule by MCI and (iii) the MCI Limited Representations, which shall be true and correct as of the date of Amendment Agreement No. 2), and each of the representations and warranties of MCI that is not so qualified shall have been true and correct in all material respects on the date of Amendment Agreement No. 2 and shall, to the best knowledge of MCI after due inquiry, be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (other than (i) representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date, (ii) representations and warranties set forth in Section 3.1(j)(i), which shall not be untrue or incorrect in any material respect as of the date of Amendment Agreement No. 2 as a result of any knowing and intentional or willful omission from, or misstatement in, the MCI Disclosure Schedule by MCI and (iii) the MCI Limited Representations, which shall be true and correct in all material respects as of the date of Amendment Agreement No. 2), and BT shall have received a certificate of the chief executive officer and the chief financial officer of MCI to such effect. For purposes of this Section 6.2(a), 'MCI Limited Representations' means the representations and warranties contained in Section 3.1(d)(ii),
            Section 3.1(f) (other than the last sentence of Section 3.1(f)),
            Section 3.1(g), Sections 3.1(h)(iv) and (v), the last sentence of
            Section 3.1(n)(i), Sections 3.1(o)(iii) and (iv) (other than the representations and warranties set forth in the first sentence of
            Section 3.1(o)(iv) confirming that MCI has made available to BT certain collective bargaining and other union contracts) and
            Section 3.1(r).

     (b) Section 6.2(f) of the Merger Agreement is hereby amended by deleting it in its entirety.

     SECTION 1.14.  Amendments to Section 6.3.

     (a) Section 6.3(a) of the Merger Agreement is hereby amended by deleting the text thereof in its entirety and inserting in lieu thereof the following:

            "Each of the representations and warranties of BT and Merger Sub set forth in this Agreement that is qualified as to materiality shall have been true and correct on the date of Amendment Agreement No. 2 and shall, to the best knowledge of BT after due inquiry, be true and correct on and as of the Closing Date as if made on and as of the Closing Date (other than (i) representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date, (ii) representations and warranties set forth in Section 3.2(j)(i), which shall not be untrue or incorrect as of the date of Amendment Agreement No. 2 as a result of any knowing and intentional or willful omission from, or misstatement in, the BT Disclosure Schedule by BT and (iii) the BT Limited Representations, which shall be true and correct as of the date of Amendment Agreement No. 2), and each of the representations and warranties of each of BT and Merger Sub that is not so qualified shall have been true and correct in all material respects on the date of Amendment Agreement No. 2 and shall, to the best knowledge of BT after due inquiry, be true and correct in all material respects on and as of the Closing

            Date as if made on and as of the Closing Date (other than (i) representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date, (ii) representations and warranties set forth in Section 3.2(j)(i), which shall not be untrue or incorrect in any material respect as of the date of Amendment Agreement No. 2 as a result of any knowing and intentional or willful omission from, or misstatement in, the BT Disclosure Schedule by BT and (iii) the BT Limited Representations, which shall be true and correct in all material respects as of the date of Amendment Agreement No. 2), and MCI shall have received a certificate of the chief executive officer and the chief financial officer of BT to such effect. For purposes of this Section 6.3(a), 'BT Limited Representations' means the representations and warranties contained in Section 3.2(d)(ii), Section 3.2(f) (other than the last sentence of such Section 3.2(f)), Section 3.2(g), Sections 3.2(h)(iv) and (v), the last sentence of Section 3.2(l)(i), Sections 3.2(m)(i) and (ii) (other than the first sentence of Section 3.2(m)(ii)) and Section 3.2(p)."

     (b) Section 6.3(e) of the Merger Agreement is hereby amended by deleting it in its entirety.

     SECTION 1.15.  Amendment to Section 7.1.

     (a) Section 7.1(b) of the Merger Agreement is hereby amended by deleting the text thereof in its entirety and inserting in lieu thereof the following:

            "By either MCI or BT if the Effective Time shall not have occurred on or before December 31, 1997 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
            Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; and provided, further, that if on the Termination Date any condition to the Closing set forth in Section 6.1, 6.2 or 6.3 shall not have been fulfilled, then the party whose condition has not been fulfilled may extend the Termination Date to April 30, 1998."

     (b) Section 7.1(d) of the Merger Agreement is hereby amended by deleting the phrase "or the other transactions contemplated hereby" in its entirety and substituting in lieu thereof the phrase "and, in the case of BT, the Share Authorization".

     (c) Section 7.1(e) of the Merger Agreement is hereby amended by (i) inserting immediately after the word "shall" in each of clauses (i) and (ii) the phrase "prior to the MCI Stockholders Meeting or the BT Shareholder Meeting, as the case may be,".

     (d) Sections 7.1(g) is hereby amended by deleting the date "October 31, 1997" in its entirety and substituting in lieu thereof the date "December 31, 1997".

     (e) Sections 7.1(h) is hereby amended by deleting the date "October 31, 1997" in its entirety and substituting in lieu thereof the date "December 31, 1997".

     SECTION 1.16.  Amendments to Section 7.2.

     (a) Section 7.2(a) of the Merger Agreement is hereby amended (i) by inserting, immediately after the phrase "Section 5.10,", the phrase "Sections 5.11(b), (c) and (d)," and (ii) adding the following at the end thereof:

            "In the event, after the approval of the Merger and the Share Authorization by the shareholders of BT at the BT Shareholder Meeting, BT fails to effect the Merger notwithstanding that all the conditions to the obligation of BT to effect the Merger set forth in Sections 6.1 and 6.2 of this Agreement shall have been satisfied or shall have been capable of being satisfied at the scheduled Closing Date, BT agrees that if it is found liable for such breach arising out of such failure, MCI shall be entitled to damages of no less than $450 million.".

     (b) Section 7.2 of the Merger Agreement is hereby further amended by deleting Sections 7.2(b) through (d) in their entirety and replacing them with the following:

            "(b) BT and MCI agree that (i) if MCI shall terminate this Agreement pursuant to Section 7.1(e) and, at the time of the occurrence of the circumstance permitting termination pursuant to such Section, there shall exist an Acquisition Proposal with respect to BT or (ii) if BT shall terminate this Agreement pursuant to
                 Section 7.1(f), then BT shall pay to MCI an amount equal to the sum of (w) $450,000,000 (the 'Alternative Transaction Fee') and
                 (x) all of MCI's Expenses up to an amount equal to $15,000,000 (the 'Expense Amount'). BT and MCI agree that, if MCI shall terminate this Agreement pursuant to Section 7.1(e) in circumstances in which the Alternative Transaction Fee is not payable under this paragraph (b), then BT shall pay to MCI an amount equal to the sum of (y) $150,000,000 (the 'Termination Fee') and (z) all of MCI's Expenses up to an amount equal to the Expense Amount.

             (c) BT and MCI agree that (i) if BT shall terminate this Agreement pursuant to Section 7.1(e) and, at the time of the occurrence of the circumstances permitting termination pursuant to such Section, there shall exist an Acquisition Proposal with respect to MCI or (ii) if MCI shall terminate this Agreement pursuant to Section 7.1(f), then MCI shall pay to BT an amount equal to the sum of (w) the Alternative Transaction Fee and (x) all
                  of BT's Expenses up to an amount equal to the Expense Amount. BT and MCI agree that, if BT shall terminate this Agreement pursuant to Section 7.1(e) in circumstances in which the Alternative Transaction Fee is not payable, then MCI shall pay to BT an amount equal to the sum of (y) the Termination Fee and (z) all of BT's Expenses up to an amount equal to the Expense Amount.

              (d) BT and MCI agree that if BT or MCI shall terminate this
                  Agreement pursuant to Section 7.1(d) due to the failure of BT's shareholders to approve the Merger or the Share Authorization on the terms of this Agreement, then BT shall pay to MCI as liquidated damages an amount equal to $750 million. Notwithstanding anything in this Agreement (including, without limitation, Section 8.11) to the contrary, the payment of any amount pursuant to this Section 7.2(d) shall constitute liquidated damages in full and complete satisfaction of, and shall be MCI's sole and exclusive remedy for, any loss, liability, damage or claim arising out of or in connection with any such termination of this Agreement or the facts and circumstances resulting in such termination or otherwise related thereto or otherwise arising out of or in connection with this Agreement.

              (e) The Alternative Transaction Fee required to be paid
                  pursuant to Section 7.2(b)(ii) or 7.2(c)(ii), as applicable, shall be made prior to, and shall be a pre-condition to effectiveness of termination of this Agreement pursuant to such Sections. Any other payment required to be made pursuant to Section 7.2(b), (c) or (d) shall be made to the party entitled to receive such payment not later than two Business Days after termination of this Agreement. Payment of Expenses pursuant to Section 7.2(b) or (c) shall be made not later than two Business Days after delivery to the other party of notice of demand for payment and an itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment). All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment."

     SECTION 1.17.  Amendments to Section 8.3.

     (a) Section 8.3 of the Merger Agreement is hereby amended by adding the following as the penultimate sentence thereof:

            "The phrase 'the date of Amendment Agreement No. 2' shall be deemed to refer to August 21, 1997."

     (b) Section 8.3 of the Merger Agreement is hereby amended by deleting the phrase "as represented by MCI under Section 3.1(b)" in its entirety and inserting in lieu thereof the number "646,008,346", and by inserting, preceding the phrase "Section 4.1(c)", the word "to".

     SECTION 1.18. Amendment to Section 8.12. Section 8.12 of the Merger Agreement is hereby amended by inserting, immediately preceding clause (a) thereof, the following:

            "(aaa) 'Amendment Agreement' means the Amendment Agreement, dated as of February 14, 1997, among BT, MCI and Merger Sub.

            (aa) 'Amendment Agreement No. 2' means Amendment Agreement No. 2, dated as of August 21, 1997, among BT, MCI and Merger Sub."

     SECTION 1.19. Amendment of Exhibit 5.2(a). Exhibit 5.2(a) to the Merger Agreement is hereby amended by adding the following paragraph at the end thereof:

            "In addition to the preceding persons, BT, MCI and Merger Sub agree that a representative of Telefonica de Espana, S.A. ('Telefonica') may be appointed to the Board of Directors of BT pursuant to the agreements contemplated in the Framework Agreement, dated April 18, 1997, among Telefonica, T.I. Telefonica Internacional de Espana, S.A., BT and MCI. BT, MCI and Merger Sub agree that if a representative of Telefonica is appointed to the Board of Directors of BT, then BT will be entitled to designate an additional independent non-executive director to the Board of Directors of BT."


                                   ARTICLE II
                             ADDITIONAL AGREEMENTS

     SECTION 2.01. Preparation of Amended and Restated Merger Agreement. The parties hereby agree to (a) cause their counsel to prepare an amended and restated Merger Agreement as promptly as practicable after the date hereof, which amendment and restatement shall incorporate the amendments to the Merger Agreement contained in this Amendment Agreement No. 2, and

(b) execute and deliver such amended and restated Merger Agreement as promptly as practicable after its preparation.

     SECTION 2.02. Waiver of Covenants of BT. MCI hereby acknowledges and agrees that:

     (a) any issuance of shares by BT pursuant to the Share Exchange Agreement contemplated in the Framework Agreement, dated April 18, 1997, among Telefonica de Espana, S.A. ("Telefonica"), T.I. Telefonica Internacional de Espana, S.A., BT and MCI (the "Framework Agreement") will not breach the covenant of BT set forth in Section 4.2(c) of the Merger Agreement or count against the limits specified in such section;

     (b) any investment by BT or any of its affiliates in (i) shares of Portugal Telecom, S.A. ("PT") as contemplated by the Strategic Alignment Agreement, dated April 14, 1997, among PT, BT and MCI (the "Strategic Alignment Agreement") or (ii) shares of Telefonica pursuant to the Share Exchange Agreement contemplated in the Framework Agreement, will not breach the covenant of BT set forth in Section 4.2(e) of the Merger Agreement or count against the limits specified in such section; and

     (c) any disposition by BT of its interests in Airtel Moviles, S.A. or BT Telecomunicaciones, S.A. will not breach the covenant of BT set forth in
Section 4.2(f) of the Merger Agreement.

     SECTION 2.03. Waiver of Covenants of MCI. Each of BT and Merger Sub hereby acknowledge and agree that:

     (a) any investment by MCI or any of its affiliates in (i) shares of PT as contemplated by the Strategic Alignment Agreement, (ii) the Pan Am joint venture pursuant to the Pan Am Joint Venture Agreement contemplated in the Framework Agreement, or (iii) systems integration joint ventures pursuant to the Systems Integration Agreement or the Telecommunications Systems Integration Agreement contemplated in the Framework Agreement, will not breach the covenant of MCI set forth in Section 4.1(e) of the Merger Agreement or count against the limits specified in such section; and

     (b) any disposition by MCI of any of its interests in Avantel, S.A. as contemplated in the Framework Agreement will not breach the covenant of MCI set forth in Section 4.1(f) of the Merger Agreement.


                                  ARTICLE III
                               GENERAL PROVISIONS

     SECTION 3.01.  Authority; Effect on Merger Agreement.

     (a) Each party hereto has all requisite corporate power and authority to enter into this Amendment Agreement No. 2 and, subject to (i) the adoption of the Merger Agreement (as amended by this Amendment Agreement No. 2) at the MCI Stockholders Meeting by the requisite vote of the holders of MCI Common Stock and of MCI Class A Common Stock, voting together as a single class, and (ii) the approval by the shareholders of BT as described in Section 3.2(k), to consummate the transactions contemplated by the Merger Agreement (as amended by this Amendment Agreement No. 2). The execution and delivery of this Amendment Agreement No. 2 and the consummation of the transactions contemplated by the Merger Agreement (as amended by this Amendment Agreement No. 2) have been duly authorized by all necessary corporate actions on the part of each of the parties, subject in the case of the consummation of the Merger to the adoption of the Merger Agreement (as amended by this Amendment Agreement No. 2) at the MCI Stockholders Meeting by the stockholders of MCI and subject to the approval by the shareholders of BT of the Merger and the Merger Agreement (as amended by this Amendment Agreement No. 2). This Amendment Agreement No. 2 has been duly executed and delivered by each party and constitutes a valid and binding agreement of each such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

     (b) Except as amended hereby, the provisions of the Merger Agreement are and shall remain in full force and effect.

     SECTION 3.02. Counterparts. This Amendment Agreement No. 2 may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 3.03.  Entire Agreement; No Third Party Beneficiaries.

     (a) This Amendment Agreement No. 2 constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (b) This Amendment Agreement No. 2 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Amendment Agreement No. 2, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Amendment Agreement No. 2.

     SECTION 3.04. Governing Law. This Amendment Agreement No. 2 shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 3.05. Severability. If any term or other provision of this Amendment Agreement No. 2 is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Amendment Agreement No. 2 shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment Agreement No. 2 so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     SECTION 3.06. Restrictive Trade Practices. Notwithstanding any other provisions of this Amendment Agreement No. 2, each party declares that it shall not give effect, and shall procure that none of its Subsidiaries shall give effect, to any restriction or restrictions contained in this Amendment Agreement No. 2 which cause this Amendment Agreement No. 2 to be registrable under the Restrictive Trade Practices Act 1976 until one day after particulars of this Amendment Agreement No. 2 shall have been furnished to the Director General of Fair Trading. For the purposes of this Section 3.06, "Amendment Agreement No. 2" shall include any other agreement which, together with this Amendment Agreement No. 2, may form part of an agreement for the purposes of the Restrictive Trade Practices Act 1976.

     SECTION 3.07. Submission to Jurisdiction; Waivers. Each of BT and MCI irrevocably agrees that any legal action or proceeding with respect to this Amendment Agreement No. 2 or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Supreme Court of the State of New York in New York County or in the United States District Court for the Southern District of New York, and each of BT and MCI hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of BT and MCI hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Amendment Agreement No. 2, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 3.07, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Amendment Agreement No. 2, or the subject matter hereof, may not be enforced in or by such courts.

     SECTION 3.08. Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Amendment Agreement No. 2 or the transactions contemplated hereby and for any counterclaim therein.

     IN WITNESS WHEREOF, BT, MCI and Merger Sub have caused this Amendment Agreement No. 2 to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                             BRITISH TELECOMMUNICATIONS plc



                             By:  /s/ Colin R. Green
                                 --------------------------------------------
                                    Name:  Colin R. Green
                                    Title:  Secretary and Chief Legal Adviser


                                  MCI COMMUNICATIONS CORPORATION


ATTEST BY:                   By:  /s/ Gerald H. Taylor
                                 --------------------------------------------
                                    Name:  Gerald H. Taylor
_________________________           Title:  Chief Executive Officer


                                  TADWORTH CORPORATION


                             By:  /s/ Jack Greenberg
                                 --------------------------------------------
                                    Name:  Jack Greenberg
                                    Title:  President